UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
November 30, 2006

CAPITAL GOLD CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-13078	13-3180530
(state or other juris-	(Commission	(I.R.S. Employer
diction of incorporation)	File Number)	(Identification No.)

76 Beaver Street, New York, NY	10005
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(212) 344-2785

_______________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

See Item 5.02 below.

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement

On December 5, 2006, effective January 1, 2007, we entered into an employment agreement with J. Scott Hazlitt, our Vice President of Mine Development. The agreement runs for a period of three years and automatically renews for successive one-year periods unless we or Mr. Hazlitt provides the other party with written notice of our or his intent not to renew at least 30 days prior to the expiration of the then current employment period. Mr. Hazlitt is entitled to a base annual salary of at least $105,000. He is entitled to a bonus or salary increase in the sole discretion of our board of directors. We have the right to terminate Mr. Hazlitt’s employment for cause or on 30 days’ prior written notice without cause or in the event of his disability (as defined in the agreement). The agreement automatically terminates upon his death. “Cause” is defined in the agreement as (1) a failure or refusal to perform the services required under the agreement; (2) a material breach by executive of any of the terms of the agreement; or (3) executive’s conviction of a crime that either results in imprisonment or involves embezzlement, dishonesty, or activities injurious to us or our reputation. In the event that we terminate his employment without cause or due to the disability of the executive, the executive will be entitled to a lump sum severance payment equal to one month’s salary, in the case of termination for disability, and up to 12 month’s salary (depending upon years of service), in the case of termination without cause.

Mr. Hazlitt has the right to terminate his employment agreement on 60 days’ prior written notice or, in the event of a material breach by us of any of the terms of the agreement, upon 30 days’ prior written notice. In the event of a claim of material breach by us of the agreement, he must specify the breach and our failure to either (i) cure or diligently commence to cure the breach within the 30 day notice period, or (ii) dispute in good faith the existence of the material breach. In the event that an agreement terminates due to our breach, Mr. Hazlitt is entitled to severance payments in equal monthly installments beginning in the month following his termination equal to three month’ salary plus one additional month’s salary for each year of service to us. Severance payments cannot exceed 12 month’s salary.

In conjunction with the employment agreement, our board of directors deeming it essential to the best interests of our stockholders to foster the continuous engagement of key management personnel and recognizing that, as is the case with many publicly held corporations, a change of control might occur and that such possibility, and the uncertainty and questions which it might raise among management, might result in the departure or distraction of management personnel to the detriment of our company and our stockholders, determined to reinforce and encourage the continued attention and dedication of members of our management to their engagement without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of our company, we entered into an agreement regarding change in control with Mr. Hazlitt identical to the agreements entered into with our other executives. The agreement regarding change in control continues through December 31, 2010 and extends automatically to the third anniversary thereof unless we give notice to Mr. Hazlitt prior to the date of such extension that the agreement term will not be extended. Notwithstanding the foregoing, if a change in control occurs during the term of the agreement, the term of the agreement will continue through the second anniversary of the date on which the change in control occurred. The agreement entitles Mr. Hazlitt to change of control benefits, as defined in the agreement and summarized below, upon his termination of employment with us during a potential change in control, as defined in the agreement, or after a change in control, as defined in the agreement, when his termination is caused (1) by us for any reason other than permanent disability or cause, as defined in the agreement (2) by Mr. Hazlitt for good reason as defined in the agreement or, (3) by Mr. Hazlitt for any reason during the 30 day period commencing on the first date which is six months after the date of the change in control. Mr. Hazlitt would receive a lump sum cash payment of three times his base salary and outplacement benefits. The agreement also provides that Mr. Hazlitt is entitled to a payment to make him whole for any federal excise tax imposed on change of control or severance payments received by him.

Directors’ Options

On November 30, 2006, our board of directors granted 100,000 common stock options to each of John Postle, Ian A. Shaw and Mark T. Nesbitt, our independent directors. The options are to purchase shares of our common stock at an exercise price of $0.33 per share (the closing price of our common stock on that date) for a period of two years. The options cannot be exercised unless and until they have been approved by our stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL GOLD CORPORATION

December 5, 2006	By:	/s/ Gifford A. Dieterle
Gifford A. Dieterle, President